                                Exhibit 99(a)(22)

                                SUPPLEMENT NO. 2
                                       TO
                           OFFER TO PURCHASE FOR CASH
                  UP TO 100,000 LIMITED PARTNERSHIP INTERESTS
                        (AND ASSIGNEE INTERESTS THEREIN)
                                       OF
                            ARVIDA/JMB PARTNERS, L.P.
                                       BY
                         RALEIGH CAPITAL ASSOCIATES L.P.

--------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
             NEW YORK CITY TIME, ON APRIL 29, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     The Purchaser hereby further supplements and amends its offer to purchase up to 100,000 Units of Arvida/JMB Partners, L.P. upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 17, 1996, as amended (the "Offer to Purchase"), and in the related Letter of Transmittal, as each may be further supplemented and amended from time to time. Capitalized terms used but not defined in this Supplement No. 2 shall have the meaning ascribed to them in the Offer to Purchase. The Expiration Date for the Offer has been extended until 12:00 midnight, New York City time, on April 29, 1997.

     The Purchaser has modified the Purchase Price under the Offer as follows. Subject to the terms and conditions of the Offer, promptly after the Expiration Date, the Purchaser will pay for Units validly tendered and not withdrawn, an amount equal to $400 per Unit (less the amount of any distributions declared or paid by the Partnership with respect to the Units between April 29, 1997 and the date of payment of the Purchase Price by the Purchaser) net to the seller in cash, without interest. An additional $40 per Unit net in cash, as contingent purchase price, shall be deposited by the Purchaser in escrow promptly after the Expiration Date for distribution to the seller, without interest, within five business days following determination by the Delaware Chancery Court, in the action described below, that the Purchaser has voting rights or upon an acknowledgement by the General Partner in writing within the next 60 days that Raleigh, as an assignee of Units, has voting rights.

     As previously disclosed, the General Partner initiated a litigation before the Delaware Chancery Court in which it has sought a declaratory judgment the effect of which would deny voting rights to all Unitholders other than those who acquired Units in the 1987 original public offering. A hearing on this matter was held in the Delaware Chancery Court on April 7th, 8th and 9th. Certain post-trial submissions are to be made to the Court and closing arguments have not yet been scheduled. Accordingly, it is presently contemplated that a decision will not be rendered by the Court for at least several weeks.

     A tendering Unitholder's right to the $40 contingent purchase price discussed above constitutes an integral part of the total consideration to be received by a tendering Unitholder. Such right (i) will not be represented by any form of certificate or instrument, (ii) will not entitle the Unitholder to any interest on the amount of the contingent purchase price,
(iii) will not be assignable or transferable other than by operation of law and (iv) will not entitle the Unitholder to any rights of a securityholder, such as voting rights and rights to dividends or distributions. The contingent purchase price will only be payable if the Court in its initial decision determines that Raleigh has voting rights or if the General Partner acknowledges in writing within the next 60 days that Raleigh, as an assignee of Units, has voting rights. Payment will not be dependent on the outcome of any appeal of the decision of the Chancery Court. The contingent purchase price deposited in escrow by the Purchaser will be paid to tendering Unitholders in accordance with the terms of an Escrow Agreement between the Purchaser, and The Herman Group, Inc., as Escrow Agent, a copy of which is attached as an exhibit to the Purchaser's Schedule 14D-1, as amended, filed with the Commission in connection with the Offer.

SELECTED FINANCIAL DATA.

     Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                          ARVIDA/JMB PARTNERS, L.P.
                           (A LIMITED PARTNERSHIP)
                          AND CONSOLIDATED VENTURES

                                                                   December 31,
                                     -----------------------------------------------------------------------
                                         1996            1995          1994           1993          1992
                                     ------------    -----------    -----------    -----------   -----------
Total revenues                       $342,813,269    382,267,482    315,058,058    247,651,192   174,710,779
                                     ============    ===========    ===========    ===========   ===========
Net operating income (loss)          $ 29,301,748     45,181,165     52,676,462     30,689,914   (23,337,245)
                                     ============    ===========    ===========    ===========   ===========
Equity in earnings (losses) of
  unconsolidated ventures            $   (177,864)     1,050,994        524,520      1,134,947    (2,225,531)
                                     ============    ===========    ===========    ===========   ===========
Net income (loss)                    $ 28,011,424     41,836,686     47,197,532     29,293,058   (43,974,366)
                                     ============    ===========    ===========    ===========   ===========
Net income (loss) per Interest(a)    $      67.47         101.91         115.37          71.78       (160.42)
                                     ============    ===========    ===========    ===========   ===========
Total assets(b)                      $340,640,143    366,439,241    376,371,712    348,094,995   350,807,538
                                     ============    ===========    ===========    ===========   ===========
Total liabilities(b)                 $ 90,988,318    133,773,954    179,791,958    196,004,818   228,010,419
                                     ============    ===========    ===========    ===========   ===========
Cash distributions per Interest(c)   $      25.85          13.49           6.35              -             -
                                     ============    ===========    ===========    ===========   ===========

_____________

(a) The net income (loss) per Interest is based upon the average number of Interests outstanding during each period.

(b) The Partnership does not present a classified balance sheet as a matter of industry practice, and as such, does not distinguish between current and non-current assets and liabilities.

(c) Cash distributions from the Partnership are generally not equivalent to Partnership income as determined for federal income tax purposes as determined under generally accepted accounting principles. Cash distributions to the holders of Interests represent a return of capital for federal income tax purposes. During March 1996, the Partnership made a distribution for 1995 of $10,419,160 to holders of Interests ($25.79 per Interest). In addition, during 1996, the Partnership remitted each holder of Interests' share of a North Carolina non-resident withholding tax on behalf of each holder of Interests.
     Such payments, which totalled $25,476 (approximately $.06 per Interest), were deemed distributions to the holders of Interests. During February 1995, the Partnership made a distribution for 1994 of $5,421,680 to its holders of Interests ($13.42 per Interest). In addition, during the first quarter of 1995, the Partnership remitted each holder of Interests' share of a North Carolina non-resident withholding tax on behalf of each holder of Interests. Such payment, which totalled $26,784 ($.07 per Interest), was deemed a distribution to the holders of Interests. During February 1994, the Partnership made a distribution for 1993 of $2,565,433 to its holders of Interests ($6.35 per Interest). There were no cash distributions in 1992 and 1993.

Taxable income in 1996 aggregated $58.16 per Unit.

April 16, 1997

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